Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MicroFinancial Incorporated of our report dated March 30, 2012, relating to our audits of the consolidated financial statements as of and for the years ended December 31, 2011 and 2010, which appear in the Annual Report on Form 10-K of MicroFinancial Incorporated for the year ended December 31, 2011.

/s/ McGladrey LLP

Boston, MA

July 24, 2012